Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2019

Company Introduces Four New Purion Products During the Quarter

BEVERLY, Mass. — Oct. 31, 2019—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter ended September 30, 2019.

The Company reported third quarter revenue of $69.5 million, compared to $74.3 million for the second quarter of 2019. Operating profit for the quarter was $1.9 million, compared to $2.0 million for the second quarter. Net income for the quarter was $0.7 million, or $0.02 per diluted share, compared to net income for the second quarter of $0.6 million, or $0.02 per diluted share. Gross margin for the quarter was 44%, compared to 42.7% in the second quarter. Cash, cash equivalents and restricted cash were $162.2 million on September 30, 2019, compared to $143.2 million on June 30, 2019.

President and CEO Mary Puma commented, “Axcelis is uniquely positioned to solve customers’ high value, high impact, ion implantation challenges. We’re excited about the recent launch of our new high current and high energy Purion products, which were developed to meet these challenges in emerging market segments, timed perfectly for the market recovery.  These new products and our close partnerships with customers will allow us to grow and put us on a path to achieve our $650M target business model.”

Executive Vice President and CFO Kevin Brewer noted, “I am very pleased with our third quarter financial performance. With in-line revenues and EPS, stronger gross margins, and tight cost controls, we were profitable for the quarter. We believe the quarter was the bottom of the cycle for Axcelis which means we have maintained through-cycle profitability for the first time as a public company. This is an indication of the many changes we have made to our business as we drive revenue growth and profitability.”

Business Outlook

For the fourth quarter ending December 31, 2019, Axcelis expects revenue to be in the range of $92-100 million. Gross margin in the fourth quarter is expected to be approximately 38%. Fourth quarter operating profit is forecasted to be approximately $6.0 million to $9.0 million. Earnings per diluted share is expected to be in the range of $0.14-0.20.

Third Quarter 2019 Conference Call

The Company will host a call to discuss the results for the third quarter 2019 on Friday, November 1, 2019 at

News Release

8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 9627479. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Product	$64,290	$88,496	$217,201	$317,039
Services	5,163	6,878	18,034	19,853
Total revenue	69,453	95,374	235,235	336,892
Cost of revenue:
Product	33,587	49,136	118,105	181,423
Services	5,285	6,325	17,294	19,400
Total cost of revenue	38,872	55,461	135,399	200,823
Gross profit	30,581	39,913	99,836	136,069
Operating expenses:
Research and development	12,930	12,845	40,335	37,631
Sales and marketing	8,057	7,923	25,411	25,246
General and administrative	7,707	8,477	23,097	24,755
Total operating expenses	28,694	29,245	88,843	87,632
Income from operations	1,887	10,668	10,993	48,437
Other (expense) income:
Interest income	687	593	2,373	1,518
Interest expense	(1,308)	(1,323)	(3,849)	(3,787)
Other, net	(890)	(592)	(1,252)	(1,710)
Total other expense	(1,511)	(1,322)	(2,728)	(3,979)
Income before income taxes	376	9,346	8,265	44,458
Income tax (benefit) provision	(328)	508	943	7,036
Net income	$704	$8,838	$7,322	$37,422
Net income per share:
Basic	$0.02	$0.27	$0.22	$1.16
Diluted	$0.02	$0.26	$0.22	$1.10
Shares used in computing net income per share:
Basic weighted average common shares	32,344	32,365	32,584	32,225
Diluted weighted average common shares	33,323	33,973	33,821	34,032

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$155,317	$177,993
Short-term restricted cash	149	—
Accounts receivable, net	49,046	78,727
Inventories, net	138,353	129,000
Prepaid expenses and other current assets	11,050	11,051
Total current assets	353,915	396,771
Property, plant and equipment, net	25,130	41,149
Operating lease assets	6,175	—
Finance lease assets, net	22,231	—
Long-term restricted cash	6,707	6,909
Deferred income taxes	71,121	71,939
Other assets	45,198	31,673
Total assets	$530,477	$548,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,320	$35,955
Accrued compensation	6,961	19,218
Warranty	3,251	4,819
Income taxes	269	462
Deferred revenue	23,300	19,513
Current portion of long-term debt	252	—
Other current liabilities	7,674	5,030
Total current liabilities	63,027	84,997
Finance lease obligation	48,297	47,757
Long-term deferred revenue	4,141	3,071
Other long-term liabilities	7,165	4,279
Total liabilities	122,630	140,104
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,397 shares issued and outstanding at September 30, 2019; 32,558 shares issued and outstanding at December 31, 2018	32	33
Additional paid-in capital	559,063	565,116
Accumulated deficit	(149,938)	(157,260)
Accumulated other comprehensive (loss) income	(1,310)	448
Total stockholders’ equity	407,847	408,337
Total liabilities and stockholders’ equity	$530,477	$548,441